EXHIBIT 99.1

Colony Bankcorp Announces Upcoming CFO Transition and Other Senior Management Realignment and Promotions

FITZGERALD, Ga., May 20, 2019 (GLOBE NEWSWIRE) -- Colony Bankcorp, Inc. (NASDAQ: CBAN) ("Colony" or the "Company") today announced that Terry L. Hester (age 64), Executive Vice President, Chief Financial Officer and Secretary of the Company, has informed the Company that he intends to retire on December 31, 2019, after 42 years of service to Colony. Anticipating his decision, Colony has completed an executive search and has named Tracie Youngblood as Hester's successor. Youngblood is expected to join the Company in mid-June 2019.

Commenting on the announcement, Heath Fountain, President and Chief Executive Officer, said, "We are grateful for Terry's dedicated service to Colony and his leadership in the Company's financial and regulatory matters. He has long played a significant role in the development and execution of our strategic plan. I am delighted to note that Terry will remain a member of the Company's Board of Directors and, thus, help provide for continuity in our long-term planning and governance.

"I am equally enthusiastic about the prospects of Tracie Youngblood joining our company and working alongside Terry for the remainder of 2019 to ensure a smooth transition in CFO responsibilities," Fountain continued. "With almost 25 years of banking experience, including significant involvement with several publicly held financial institutions with assets of more than $4 billion, she brings a wealth of knowledge in the areas of accounting, SEC and external reporting, financial planning, budgeting, and analysis. Tracie has developed a particularly strong skill set surrounding financial transactions, like public offerings, mergers and acquisitions, which makes her well suited to contribute to our future efforts to expand our footprint."

Youngblood (age 47) was most recently Senior Vice President and Controller of Fidelity Bank in Atlanta, which is being acquired by Ameris Bank. She has held similar positions with Square 1 Bank in Durham, North Carolina, and Ameris Bank in Moultrie, Georgia, and Georgian Bank in Atlanta. Between 1995 and 2005, Youngblood moved up through a number of positions of increasing responsibility with other banks and organizations.

Additionally, Fountain announced that Lee A. Northcutt (age 61), Executive Vice President and Regional Executive Officer for the east division, has left the company, effective immediately. In connection with this, Colony will combine the roles and responsibilities of its regional executives under M. Eddie Hoyle (age 62), currently Executive Vice President and Regional Executive Officer for the west division, to create the new position of Chief Banking Officer.

"With distinguished service to our company for more than nine years, we wish Lee well in his future endeavors," Fountain said. "In the role of regional executive, he has made important contributions to our growth. Similarly, Eddie has shown great leadership in our western operations, and we are excited to have the opportunity to consolidate and streamline our organizational structure by naming him Chief Banking Officer. We look forward to his ongoing positive engagement with our bankers and customers as he helps oversee the next chapter of our growth story."

Fountain pointed out that, with the changes in regional executive responsibilities, the Company has taken advantage of the occasion to strengthen its team with additional promotions. Edward Lee Bagwell (age 52), a 16‑year team member of the Company, an attorney and currently Executive Vice President and Chief Credit Officer, will become Executive Vice President, Chief Risk Officer and General Counsel. The Company also has promoted J. Stan Cook (age 57), a seven-year team member, to Executive Vice President and Chief Credit Officer. He formerly was Executive Vice President and Chief Operations Officer. "Our company is fortunate to have amassed talent and experience across the organization, and we are pleased to be able to recognize Lee and Stan with new responsibilities that draw on their unique perspectives as we pursue our strategic objectives. These promotions underscore our ongoing efforts to capitalize on our human assets and ensure that our team members are in the right place and roles to maximize their contributions."

About Colony Bankcorp

Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 29 full-service branches throughout Central, Southern and Coastal Georgia, a loan production office in Atlanta, and a full-service website at www.colonybank.com. Colony's common stock is traded on the NASDAQ Global Market under the symbol CBAN. Follow the Company on Facebook or on Twitter @colony_bank.

Forward-Looking Statements

This news release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as "may," "believe," "expect," "anticipate," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology, including statements related to the expected returns and other benefits of the merger to shareholders. Forward-looking statements represent management's beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are no guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

For additional information, contact:
T. Heath Fountain
President & CEO
(229) 426-6000 (Ext 6012)